EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, Nov. 12, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported a net loss of $20,284,000, or $11.85 per share for the third quarter ended September 28, 2019 compared to a net loss of $1,236,000, or 73 cents per share for the third quarter ended September 29, 2018.

Consolidated sales in the third quarter of 2019 were $31,987,000, an increase of $8,022,000, or 33.5%, compared to the third quarter of 2018. The increase was primarily due to contributions by the businesses acquired in the second quarter of the current year which, combined, reported sales of $7,800,000.

Consolidated sales in the first nine months of 2019 were $79,773,000, an increase of $6,841,000 or 9.4% compared to the first nine months of 2018. The HVAC and Door segments reported sales increases of 10.4% and 17.9%, respectively, however, the Construction Materials segment reported a sales decrease of 20.3%.

The consolidated operating loss for the third quarter of 2019 was $27,906,000 compared to an operating loss of $1,268,000 in the third quarter of the prior year. The decreased performance is primarily attributed to two non-recurring items including a $20,217,000 asset impairment charge related to the recent decision to cease operations at the Company’s Pikeview quarry in Colorado Springs, Colorado; and a $6,400,000 charge for litigation settlement expense relating to the Valco claim, which occurred subsequent to the quarter ended September 28, 2019, but was recognized in the current quarter financial statements as the claim existed prior to the balance sheet date.

The consolidated operating loss for the first nine months of 2019 was $20,949,000 compared to an operating loss of $7,777,000 for the first nine months of 2018. Each period was impacted by non-recurring items. The first nine months of 2019 included the charges related to cessation of mining and litigation settlement detailed in the quarter results as well as a $14,780,000 net gain from a legal settlement in the first quarter of 2019. The first nine months of 2018 included a net write-off of $6,840,000 of deferred development previously capitalized on the Company’s balance sheet. Excluding the non-recurring items for the first nine months of 2019 and 2018, operating losses were $9,113,000 and $937,000, respectively. The decrease in adjusted operating results is attributed to results in the HVAC and Corporate segments where increased spend to promote future growth occurred and in the Construction Materials segments which reported reduced sales and increased reclamation costs.

Interest expense for the third quarter of 2019 was $100,000 compared to $140,000 for 2018. Interest expense includes interest on outstanding funded debt, finance charges on outstanding letters of credit, the fee on the unused revolving credit line and other recurring fees charged by the lending bank. The decrease from the prior year quarter is attributable to lower average borrowings. Interest expense for the first nine months of 2019 was $274,000 compared to $415,000 for the first nine months of 2018. The decrease is due to lower average borrowings combined with the fixed nature of certain bank fees and charges.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate as of September 28, 2019 was 27.5% compared to 25.0% as of September 29, 2018.

For further information, see the Company’s Form 10-Q report for the quarterly period ended September 28, 2019.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Sales	$31,987,000	$23,965,000	$79,773,000	$72,932,000

Operating loss	(27,906,000)	(1,268,000)	(20,949,000)	(7,777,000)

Interest expense	(100,000)	(140,000)	(274,000)	(415,000)

Other income, net	23,000	(56,000)	391,000	30,000

Loss from continuing operations before income taxes	(27,983,000)	(1,464,000)	(20,832,000)	(8,162,000)
Benefit for income taxes	7,699,000	366,000	5,730,000	2,040,000
Loss from continuing operations	(20,284,000)	(1,098,000)	(15,102,000)	(6,122,000)
(Loss) income from discontinued operations net of tax	--	(138,000)	3,304,000	806,000
Net loss	$(20,284,000)	$(1,236,000)	$(11,798,000)	$(5,316,000)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(11.85)	$(0.65)	$(8.82)	$(3.61)
Income (loss) from discontinued operations	--	(0.08)	1.93	0.47
Basic and diluted income (loss) per share	$(11.85)	$(0.73)	$(6.89)	$(3.13)

Average shares outstanding	1,712,000	1,698,000	1,712,000	1,697,000

Contact:
Paul Ainsworth
(312) 541-7222